EXHIBIT 99.1

IZEA Completes Note Conversion
Converts $550,000 of Debt into Common Stock

Orlando, Fla. (February 12, 2013) - IZEA, Inc. (IZEA: OTCQB), the pioneer of Social Media Sponsorship, satisfied all of its obligations related to its $550,000 February 2012 promissory note on February 4, 2013. From October 2012 through February 2013, the note holders or their assignees converted the note into approximately 2.8 million shares of IZEA's common stock at an average conversion price of $0.19 per share.

"We are pleased to have this note converted in full," said Ted Murphy, Founder & CEO of IZEA. “The elimination of this senior secured debt enables the company to engage in other financing options in the future.”

About IZEA
IZEA, Inc. is the pioneer of social media sponsorship, operating multiple online marketplaces including Staree, Sponsored Tweets and SocialSpark. IZEA connects advertisers with social media influencers, helping them monetize their social media presence. The company has completed over three million social media sponsorships for customers ranging from small local businesses to Fortune 50 organizations. For more information about IZEA, visit www.izea.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social media sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA, inability to obtain additional capital, and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this respect will in fact occur. Please read the full statement and disclosures here: http://izea.com/safe-harbor-statement

Investor Contact
Jon Cunningham
RedChip Companies, Inc.
Tel: +1-800-733-2447, ext. 107
info@redchip.com
http://www.redchip.com

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